Exhibit 99.1 – Press Release issued by Internet America on May 7, 2003

INTERNET AMERICA SETTLES ADVERSE JUDGMENT;

REDUCES FINANCING IN FULL

DALLAS, May 7, 2003 — Internet America, Inc. (OTCBB: GEEK), a leading Internet service provider in the southwest, today announced that it has entered into a settlement agreement to dispose of a 2001 judgment entered by a Dallas district court against the Company, a former officer and a director related to stock options held by a former employee. As part of the settlement agreement, the Company made a cash payment of $3.25 million to the plaintiff. The judgment of approximately $3.3 million has been on appeal by both parties since 2001, with the Company seeking to reduce the amount in full and the plaintiff to increase the amount to approximately $6 million. Just before the settlement, post-judgment interest accruing at a rate of 10% per annum had increased the liability to over $3.7 million. The Company’s appeal bond, financed in part by an agreement with its former Chairman, William O. Hunt, and in part by over $500,000 of the Company’s own cash, would have to have been increased accordingly.

Rather than using the financing provided by Mr. Hunt, the Company paid the settlement amount from its own cash balances. After payment of the settlement amount and release of the appeal bond, the Company expects to have a healthy cash balance of approximately $1.75 million. Management expects the settlement payment to have a positive impact of approximately $419,000 on the Company’s income statement for the quarter ended June 30, 2003. Under the financing agreement, Mr. Hunt now has a transferable option to purchase approximately 9,500,000 shares of common stock of the Company at $0.35 per share. If not exercised within 120 days, the option terminates.

“We are glad to dispose of this uncertain and expensive litigation, as well as bring finality to our financing arrangement with Mr. Hunt, both of which will allow management to move forward in focusing on the Company’s operations and shareholder value,” Internet America’s CEO, Jack T. Smith, commented. “We believe this settlement agreement is in the best interest of the Company and its shareholders, as it eliminates the uncertainty of the outcome of the appeal and substantial ongoing costs of the appeal, which total approximately $636,000 per year for post-judgment interest, financing fees and bond fees. Payment of the settlement amount from the Company’s cash rather than using the financing provided by Mr. Hunt will also

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eliminate substantial costs and uncertainty, as using the financing would have required the Company to enter into an interest bearing convertible note and the Company’s capital structure could have remained uncertain for up to two more years. The use of the Company’s cash in lieu of the financing will, however, reduce the Company’s current assets while reducing long term debt, causing a reduction of the Company’s net working capital of $2.88 million.”

Mr. Smith continued, “At this point, the Company does not know Mr. Hunt’s intention with respect to his purchase option. Since Mr. Hunt’s purchase option, if exercised, would constitute almost 50% of our post-exercise outstanding common stock, and the option is transferable, management intends to discuss with Mr. Hunt his alternatives and plans, and management will consider all other strategic alternatives available to the Company in order to maximize shareholder value.”

Internet America is a leading Internet service provider primarily serving the Texas market. Based in Dallas, Internet America offers businesses and individuals a full range of Internet services, including dedicated high-speed access, dial-up access, DSL and web hosting. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at www.internetamerica.com.

This press release contains forward-looking statements relating to future financial results and business expectations. These statements, specifically including management’s beliefs, expectations and goals, are subject to many uncertainties that exist in Internet America’s operations and business environment. Business plans may change and actual results may differ materially as a result of a number of risk factors. These risk factors include, without limitation, that the Company (1) will not increase revenues or improve EBITDA, profitability or product margins, (2) will not continue to achieve operating efficiencies, (3) will not retain or grow its customer base, including its DSL and commercial services customers, and (4) will be adversely affected by dependence on network infrastructure, telecommunications carriers and other suppliers, by regulatory changes and by general competitive, economic and business conditions. These risk factors are not intended to represent a complete list of all risks and uncertainties in the Company’s business and should be read in conjunction with the more detailed cautionary statements included in the Company’s most recent SEC filings.